Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
GREAT AMERICAN ENERGY, INC.

Great American Energy, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A. The present name of the corporation is Great American Energy, Inc. (this “Corporation”). The original Certificate of Incorporation of this Corporation was filed with the Secretary of State of the State of Delaware on February 22, 2007.  The Certificate of Amendment of the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 15, 2011.

B. This Amended and Restated Certificate of Incorporation has been duly approved by the board of directors of this Corporation in accordance with Sections, 242 and 245 of the General Corporation Law of the State of Delaware, and by the written consent of a majority stockholders of the Corporation in accordance with Section 228(e) of the General Corporation Law of the State of Delaware.

C. This Amended and Restated Certificate of Incorporation amends and restates the original Certificate of Incorporation, as amended, in its entirety to read as follows:

FIRST: The name of this corporation is: Sovereign Lithium, Inc.

SECOND: The name of the registered agent and the street address of the registered office in the State of Delaware is: Jennifer Hill, 37046 Teal Court, Selbyville, Delaware, in the County of Sussex.

THIRD: The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of all classes of capital stock which the corporation shall have authority to issue is 1,020,000,000 of which 1,000,000,000 shares shall be Common Stock, par value of $0.000001 per share, and 20,000,000 shares shall be Preferred Stock, par value $0.000001 per share.

Shares of Preferred Stock may be issued from time to time in one or more series.  The board of directors shall determine the designation of each series and the authorized number of shares of each series.  The board of directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of shares of Preferred Stock and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.  If the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Upon the filing and effectiveness (the “Effective Time”), pursuant to the General Corporation Law of the State of Delaware, of this Amended and Restated Certificate of Incorporation, each two (2) shares of the corporation’s common stock, $0.000001 par value, issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or by the holder thereof (the “Reverse Stock Split”).  The corporation shall not issue fractional shares of Common Stock or pay cash in respect thereof in connection with the Reverse Stock Split but, in lieu thereof, the aggregate number of shares of the corporation’s Common Stock issuable to each holder in connection with the Reverse Stock Split shall be rounded up to the next higher whole number of shares of Common Stock.  Following the Reverse Stock Split, each certificate that immediately prior to the Effective Time represented shares of Common Stock (the “Old Certificates”) shall thereafter be deemed for all purposes, as a result of the Reverse Stock Split and without any action on the part of the holders thereof, to represent only that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificates shall have been combined pursuant to the Reverse Stock Split (subject to the treatment of fractional shares as set forth above).

FIFTH: The board of directors shall have the power to adopt, amend or repeal the Bylaws of the corporation without requiring a vote of the stockholders therefor.

SIXTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

SEVENTH: The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrator of such a person.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its President and attested by its Secretary as of July 11, 2013.

GREAT AMERICAN ENERGY, INC.

By:	/s/ Felipe Pimienta
Felipe Pimienta, President and Secretary